NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES ANNOUNCES CONSTRUCTION OF
NEW MANUFACTURING FACILITY IN ROMANIA

LUFKIN, Texas – July 8, 2010 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced its intention to construct a manufacturing facility near Ploiesti, Romania, just north of the capital, Bucharest. This facility is being designed with the objective of manufacturing products for both the Company’s Oilfield and Power Transmission Divisions with an initial focus on oilfield products.

This facility is being built on an 82 acre site with an estimated cost of US$126 million. The facility will initially employ just over 300 employees when completed in 2012. The Government of Romania, through the Ministry of Public Finance, has agreed to provide Lufkin with economic development incentives and financial assistance of 28 million Euros towards the construction costs, or approximately 30% of the plant cost.

Jay Glick, CEO and President, stated, “The new operation in Romania is a critical step in our strategy to expand our geographic reach to better serve our global customers. This will enhance our competitive position in the growing markets of the Eastern Hemisphere. Using Lufkin’s proven regional manufacturing strategy, the Romanian operation will serve as a strategic hub to serve the European market as well as acting as the focus for exports to Russia, Central Asia, North Africa, the Middle East and markets in East Asia. This facility should allow us to secure new customers and take advantage of the increasing use of artificial lift for oil and gas wells in those areas.

“Locating this operation in Romania provides us with many advantages. Romania is becoming a regional energy hub due to the political stability provided by EU membership and the strategic benefit of its significant oilfield heritage, market and infrastructure. In addition, Romania provides Lufkin access to local sources of raw material and castings, a strategic location for favorable shipping routes and a technically-capable and highly-educated local workforce.”

In a meeting with Lufkin executives, Finance Minister Sebastian Vladescu stated: “This is a very good development for Romania, for our economy and for the region, because it will result in the creation of jobs, it will transfer modern manufacturing technology to our country's oil and gas industry, it will boost exports to Eurasia, Middle East and North Africa, and will use Romanian natural resources to generate revenues to the state budget.

"We welcome Lufkin to Romania, and see in this decision an expression of confidence in the economy and labor force, and Romania's tradition in the energy sector," said Vladescu.

Founded in 1902 and based in Lufkin, Texas, Lufkin Industries, Inc. is a vertically integrated company and is the recognized leader in artificial lift systems for oil and gas applications and highly engineered power transmission gear systems. Lufkin employs more than 2,800 people worldwide. The Company sells and services oilfield pumping units, automation systems, gas and plunger lift systems, completion products, foundry castings and power transmission products throughout the world. In addition to its manufacturing plants in Lufkin, Texas, the Company operates an oilfield equipment manufacturing plant in Comodoro Rivadavia, Argentina, an automation systems manufacturing facility in Houston, Texas, a gas and plunger lift manufacturing facility in Houston, Texas, and a power transmission equipment manufacturing plant in Fougerolles, France. The Company also operates in the key oilfield and gas producing countries throughout the world with sales, aftermarket and service locations. For additional information on Lufkin Industries, Inc., please visit our website at www.lufkin.com.

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